MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES
ET COMMERCES

REAL ESTATE DEVELOPMENT
CONTRACT

for the

Construction of a New Building

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

CONTENTS
ARTICLE 1 - PURPOSE OF THE CONTRACT	4
ARTICLE 2 - CONTRACTUAL DOCUMENTS	5
ARTICLE 3 - NATURE AND EXTENT OF SNC ADIC INTERVENTION	5
3.1.Nature of SNC ADIC operation	5
3.2.Extent of SNC ADIC operation	5
3.3.Powers conferred to SNC ADIC	6
3.4.Regulations on subcontracting	6
3.5.Contractors’ Guarantees	6
3.6.Regulations on illegal work, health, and safety	7
3.7.Relationship with Administrations	7
ARTICLE 4 - CLIENT RESPONSIBILITIES	7
4.1.Paying the fees and costs for which it is responsible	7
4.2.Regulatory Declarations	8
4.3.Non-interference	8
4.4.Information from SNC ADIC	8
4.5.Maintenance of the structure after completion	9
4.6.Organization and process	9
ARTICLE 5 - DEVELOPER RESPONSIBILITIES	9
5.1.Regulatory Declarations	9
5.2.Technical inspections	11
5.3.“Security and health” coordination	11
ARTICLE 6 - PRICE OF THE STRUCTURE	11
6.1.Amount	11
6.2.Contents of the price	12
6.3.Price revision	13
6.4.Project or service modifications	14
ARTICLE 7 - PAYMENT TERMS	15
ARTICLE 8 - DELIVERY DEADLINE	15
8.1.Deadline for completion	15
8.2.Construction work and process	16
ARTICLE 9 - RESPONSIBILITIES AND GAURANTEES	17
9.1. General points	17
9.2.Structure completion guarantee	18
9.3.Total completion guarantee	18
9.4.Limits of liability	18
ARTICLE 10 - INSURANCE	19
10.1.Insurance on the structure	19
10.2.Insurance on the Intervening Parties	20
ARTICLE 11 – SUSPENSIVE CONDITIONS	21
11.1.Building permit / planning permission	21
11.2. land	21
11.3.Surety Bond for the client	21
11.4.Consequence of non-completion of the suspensive conditions	21
ARTICLE 12 - DELIVERY	21
ARTICLE 13 - DOCUMENTS TO SUBMIT BY THE DEVELOPER	24
ARTICLE 14 – TERMINATION	25
ARTICLE 15 – ASSIGNMENT OF JURISDICTION	25
ARTICLE 16 - REGISTRATION IN THE LAND REGISTRY	25
ARTICLE 17 – FORMAT OF THE DEED	25
ARTICLE 18 - ELECTION OF DOMICILE	26
ARTICLE 19 - ANNEXES	26

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

BETWEEN THE UNDERSIGNED:

The Company MEAS, a SAS corporation with a capital of 5.400.000 Euros, the headquarters of which is 105 Avenue du Général Eisenhower, 31037 Toulouse, registered with the Toulouse Companies Registration Office under No.41892972500012 represented by Mr. Patissier, in an official capacity

Hereafter referred to as the “Client”

OF THE FIRST PART, AND

SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES, a Société en Nom Collectif (General Partnership Company) with a capital of 1,000€, the headquarters of which is 22 rue du Docteur Guinier, 65600 SEMEAC, registered with the Tarbes Companies Registration Office under number 518191762, represented under the terms of the present contract by SAS SNC ADIC in the presence of its President Mr. Jean Antoine NUNES residing in an official capacity for said headquarters.

Hereafter referred to as the “Developer”
or “the authorized agent of the Client”

OF THE OTHER PART.

The Client and the Developer shall hereafter be individually referred to as a “Party” and collectively as the “Parties”

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

THE FOLLOWING HAS BEEN STATED:

(A)
The Client wishes to build its industrial site made up of buildings for industrial use and offices located on the lots registered under land registry No. AX53p-AX70p- AX73p-AX76p of which it shall be the owner in the Saint Martin du Touch zone.

(B)
Considering the technical and financial constraints of the real estate development project, the Client approached SNC ADIC so that it could carry out this project with a guaranteed price and deadline under the form of a “turnkey” Real Estate Development.

(C)	The Parties have therefore agreed to define the terms of the present real estate development contract (the “Real Estate Development Contract”) under the terms and conditions set forth hereunder.

THE FOLLOWING HAS BEEN AGREED:

ARTICLE 1 - PURPOSE OF THE CONTRACT

The Client entrusts to SNC ADIC, who accepts:
- the job of performing or ensuring the performance of, under its “turnkey” responsibility, the fulfillment of the Construction program as defined in Annex 1 and in compliance with the other contractual documents set out hereafter in article 2, in accordance with the terms and deadlines stipulated in the present contract and in said contractual documents (the “Structure”).
- to undertake or to have legal, administrative, and financial transactions carried out towards the achievement of this purpose.

The Developer shall be responsible vis-à-vis the Client for carrying out the obligations assigned  to the people with whom it will have dealings in order to fulfill the Project.

The present Contract is governed by the provisions of articles 1831-1 to 1831-5 of the French Civil Code (Code Civil) insofar as it is not explicitly infringed upon by the present contract.

The Structure must be delivered in a total state of completion.

The present Real Estate Development Contract does not include furnishings, equipment, materials and construction machinery pertaining to the process of which the Client shall retain the sole responsibility of the design and implementation; the Client provided under its full responsibility to SNC ADIC its constraints pertaining to its process which has been taken under consideration by SNC ADIC for the design of the Structure.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development Contract for the
Construction of a New Building

ARTICLE 2 - CONTRACTUAL DOCUMENTS

The present Real Estate Development Contract and all of the documents named hereafter constitute an inseparable whole:

▪	the “Construction program” (written and graphic documents) in (Annex 1)
▪	the planning involved in carrying out the project (Annex 2)
▪	the list of services explicitly excluded from the present Real Estate Development Contract
▪
The technical descriptive instructions at the draft phase provided by the Developer attached in Annex 3, understanding that the blueprints and DPD instructions shall replace the aforementioned documents under the terms of article 2.2

▪	The blueprint files dated 9/21/2011 in Annex 4
▪	The bad weather chart in Annex 5
▪	The building permit file in Annex 6
▪	The unit prices by light work materials
▪	Oppidea’s CCCT

Based on the draft and on the descriptive instructions, the Developer shall establish an Invitation to Tender file per the Client which it shall submit to the Client for advisory opinion purposes only

ARTICLE 3 - NATURE AND EXTENT OF SNC ADIC OPERATION

3.1.	Nature of SNC ADIC Operation

SNC ADIC operation will be provided for by articles 1831-1 to 1831-5 of the French Civil Code (Code Civil).

In this capacity, SNC ADIC shall carry out work as Real Estate Developer - Builder, authorized agent of the Client.

SNC ADIC either shall fulfill itself or shall ensure fulfillment of the design and design office tasks, the work implementation, supervision, management, coordination and leading tasks, and more generally, any action necessary for the total completion of the Construction program at the agreed upon price and deadline.

3.2.	Extent of SNC ADIC operation

SNC ADIC commits to performing or ensuring the performance of, subject to the fulfillment of the suspensive terms listed hereafter in article 11, on behalf of the Client, the construction of the agreed upon structure until its completion defined in article 12.1 of the present contract.

The Construction program annexed to the present contract (annex 1) defines the level and the list of services such as the quality of the structures under SNC ADIC’s responsibility.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

3.3.	Powers conferred to SNC ADIC

As authorized agent of the Client, SNC ADIC shall alone have the status of authorized agent of the client to choose, under its sole responsibility, and to enter freely into any agreement with any contractors, technicians, or qualified professionals to give the instructions necessary for the undertaking and continuation of work, to process any payment pertaining to the above agreements, to apply any late penalties, to terminate any ongoing deals or contracts if necessary, and to enter into any new deals with any other companies.

SNC ADIC shall deliver receipt of the completed structures and shall assure the removal of the reservations to which it could be subject.

The powers set out above shall remain irrevocably conferred to SNC ADIC until the Delivery of the Structure to the Client as stated hereafter in article 12, and for the removal of the reservations listed in the acceptance certificate signed with the contractors.

3.4.	Regulations on subcontracting

SNC ADIC shall respect and enforce the provisions of the law of December 31, 1975 pertaining to subcontracting, in such a way that the Client shall never be concerned about this subject.

As such, SNC ADIC shall release and safeguard the Client from any blame that could be pronounced against it due to a claim from a subcontractor.

3.5.	Contractors’ Guarantees

 The Developer  shall, under its responsibility and at its own cost, provide the contractors guarantee of payment defined in article 1799-1 of the French Civil Code (Code Civil), without recourse against the Client.

As such, SNC ADIC shall release and safeguard the Client from any blame that could be pronounced against it due to a claim from a subcontractor and generally due to any claim from one of the structure’s lessors, regardless of its origin, that the Developer will have designated for the implementation of the Construction program.

The Developer is informed of the fact that the Client, within the context of the transactions defined in the present Real Estate Development Contract, shall not sign any direct certificate for payment towards any contracting party of the Developer on the construction site.

The Developer shall therefore solely pay all of the intervening parties that it has working under its sole responsibility on the construction site of any sort and hereby commits that the Client shall not ever be concerned in this capacity in any way whatsoever.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

3.6.	Regulations on illegal work, health, and safety

SNC ADIC must, under its exclusive responsibility, generally pay attention to legal and regulatory provisions, notably those pertaining to illegal work, health, and safety on site (of which the provisions of law No. 93-1418 of December 31, 1993 and decree No. 94-1159 of December 26, 1994), in such as way that the Client can in no way and for no reason be sought-after or concerned about this subject.

It must, in particular, develop the general coordination plan regarding safety and health protection and present it to the Intervening parties it plans to contract, in accordance with articles R.238.20 and following of the French Labor Code (Code du travail).

3.7.	Relationship with Administrations

Upon SNC ADIC’s first request, the Client shall directly or indirectly respond to all of its information and/or document transmission requests as part of its relationship with the concerned Administrations as per the project defined in Article 1 of the present contract.

SNC ADIC shall assist the Client in its relationships with the Administrations involved directly or indirectly with the project defined in article 1 of the present contract.

ARTICLE 4 - CLIENT RESPONSIBILITIES

4.1.	Paying the fees and costs for which it is responsible

The Client shall pay within the terms set by the present Real Estate Development Contract, the price of the Structure as defined hereafter in article 6 which constitutes a total and all-inclusive price (subject to the enforcement of the provisions below), [updatable and revisable in the conditions determined below].

The Client shall also support all of the costs explicitly excluded from the Price of the Contract as per the terms of article 6.2.2 hereunder.

Any delay in the planning or phasing of the work included in Annex 2 resulting from a delay in the Client’s payment of the Price for one of the due dates shall not be attributable to the Developer.

For lack of payment of one of the due dates of the Price according to the schedule listed in article 7, and subject to the Developer sending a formal notice with unsuccessful results for a period of one (1) month, the Developer can, unless there is a legitimate reason for the Client’s non-payment, suspend the execution of work until the sum due by the Client is paid. On the supposition that the suspension lasts more than one (1) month, the Developer can, if it so chooses, terminate the present Real Estate Development Contract at the expense of the Client with all of the resulting consequences. The Client being, in this supposition, liable for a sum corresponding to the value of unpaid-for work accomplished determined on the basis of a report made in the presence of both parties and a penalty equivalent to 5% (five percent excluding tax) excluding taxes on the amount of work remaining to be accomplished under the present contract on the day of the termination, sum to which shall be added to the sums that should be paid by the Developer in preparation for the demobilization of the companies and for the termination of the various service contracts.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

4.2.	Regulatory Declarations

No objection compliance certificate

The Client shall refrain from conducting or letting its occupants, intervening parties and/or eligible parties carry out any work that could lead to the objection of the compliance of work [Building Permit/Planning permission], as defined hereafter in article 11, by the proper authority and/or impede upon the issuance of the no objection compliance certificate.

4.3.	Non-interference

SNC ADIC is the only representative of the Client or of its mandated representatives.

In any matter, the Client shall officially refrain from involving itself in any of the actions to which SNC ADIC is delegated.

As such, the Client and the providers authorized by it shall refrain:
-	from directly giving the companies instructions, directives, or orders of any nature,
-	from imposing choices on techniques or materials,
-	and generally, any technical interference vis-à-vis the contractors for any of the work.

Otherwise, it shall be solely responsible for the harmful consequences of its interference or of the interference of its providers authorized by it and shall only support the fees generated in this way.

The Client shall pay to SNC ADIC the price in the terms set by the schedule below. SNC ADIC, sole representative of the Client in the matter, directly pays the companies.

In order to allow the Client to be informed of the progress of the construction site, a monthly meeting shall take place between the representative(s) of the Client and the representative(s) of SNC ADIC on the construction site. During this meeting, a construction site visit shall be organized.

4.4.	Information from SNC ADIC

It commits, for this purpose in particular, to provide the Developer all of the necessary information for filing the Building Permit/Planning permission defined hereafter in article 11 within the deadline compatible with the set schedule of said article.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

In particular, it shall communicate its owner title as well as the map of the building site and copy the various administrative authorizations that will be issued to it.

The Client shall make available to SNC ADIC all information essential to the successful completion of its assignment or likely to help it carry it out.

The Client shall retain whole responsibility for the information communicated in this way. Notwithstanding, in the event that this information is technical in nature related to the building, it shall be the Developer’s responsibility to see to its relevancy by carrying out further verifications if need be. In the event of obvious error or omission in the technical information provided in this way, the Developer shall not use any recourse against the Client.

If SNC ADIC notes an error or omission in the information communicated, it is responsible for informing the client of it and expressing any reservations.

Generally, the Client will provide SNC ADIC any help in the accomplishment of the tasks which it has been conferred.

4.5.	Maintenance of the structure after completion

In order to assure the durability of the structures, the Client must sign the upkeep and maintenance contracts (ongoing maintenance, inspections and periodic interventions) in due course.

4.6.	Organization and process

The Client retains responsibility for the design and implementation of:

-	the furnishings,
-	the material and the machinery pertaining to the process.

The Client communicated to SNC ADIC all of the documents relating to the material and the machines pertaining to the process.

The relationship between the Occupants and the Client’s Intervening parties are described in greater detail hereunder in article 8.2.

ARTICLE 5 - DEVELOPER RESPONSIBILITIES

5.1.	Regulatory Declarations

❑	DOC and DACT

It is SNC ADIC’s responsibility to file the construction site opening declaration (déclaration d'ouverture de chantier, or DOC in French) and the completion of construction declaration (déclaration achèvement des travaux, or DAT in French), and provide proof of it with the Client.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

❑	Building authorizations

It is stated that the task of architectural design and of establishing and filing the request for [building permit] OR [planning permission] shall be carried out within the context of the present Contract by Mr. MOUILHERAT Architect (148, allée de Barcelone, 31000 Toulouse and registered under number 91S with the French Order of Architects), which SNC ADIC has entrusted this task.

SNC ADIC shall be responsible for having the file prepared [request for building permit] [planning permission] then filing it and following its instruction, on behalf of the Client.

The Developer shall communicate to the Client the administrative authorities’ decisions in its possession.

The Developer shall, at its own cost and as quickly as possible, have the necessary publicity measures taken of the administrative decisions rendered in this capacity.

The Developer shall exercise any recourse against the Administration or third parties, if necessary, and the Client commits to bring its support as needed. It shall ensure that it monitors any recourse that could be enlisted by third parties against the decision which could be apprised.

No objection compliance certificate

The Developer is responsible for implementing the procedure defined in articles 462-1 and following of the French Building Code (Code de l’Urbanisme) in order to petition the issuance of a no objection compliance certificate in the event of the absence of a decision by the proper authority within 3 months, or 5 months if necessary, starting from the date of receipt of the completion of construction declaration.

To this end, the Developer must petition the issuance of a no objection compliance certificate with the proper authority within 30 days starting from the expiration of the deadline provided for by the proper authority.

If necessary, in the event of silence or refusal from the proper authority, the Developer shall address its request for issuance of a certificate with the Prefect.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

5.2.	Technical inspections

SNC ADIC shall hire, at its own cost, a technical inspector pursuant to law No. 78-12 of January 4, 1978 and its application decrees.

This technical inspection shall include the following tasks:

-	L and LP (resilience and durability of the private roads and utilities, foundations, frames, structures assuring closure and covering, and strength of the inseparable pieces of equipment)

-	F (Functioning of the technical installations)

-	IST (security of the people in the tertiary and industrial buildings)

-	PS (seismic risk)

-	HAND (wheelchair accessibility)

-	HANDCO (affidavit attesting to the respect of accessibility regulations)

If necessary, this assignment shall also take into consideration the specific requests that can be formulated by the insurance company ALL CONSTRUCTION SITE RISKS / BUILDING DEFECTS

The Technical Inspection Bureau fees shall be SNC ADIC’s responsibility

5.3.	“Security and health” coordination

SNC ADIC shall hire, at its own cost, a “health and security” coordinator pursuant to law No. 93-1418 of December 31, 1993 and its application decrees, for the design-survey-development phase of the project and the implementation phase.

ARTICLE 6 - PRICE OF THE STRUCTURE

6.1.	Amount

SNC ADIC hereby commits to having the structure completed as defined in article 1 of the present contract for the firm and definitive price (including its own compensation) of:

FIVE MILLION EIGHT HUNDRED SEVENTY THOUSAND NINE HUNDRED SIXTY FIVE (5,870,965€) EUROS EXCLUDING TAX, plus VAT at the established rate, i.e. SEVEN MILLION TWENTY ONE THOUSAND SIX HUNDRED AND SEVENTY FOUR EUROS AND FOURTEEN EURO CENTS (7,021,674.14 Euros all tax included at the current rate of 19.6%).

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

The transaction shall be financed in full by the Client by using its personal money for the entirety of the construction program.

6.2.	Contents of the price

6.2.1.	Services included in the Price

The Price includes, in particular, but is not limited to:

a)
the compensation of SNC ADIC, which will retain the potential savings, understanding that these savings can only come from technical optimization, SNC ADIC hereby commits to respect the levels and qualities of the services under its responsibility defined in the Construction program in Annex 1.

b)
all of the structures necessary for the total completion of the Construction program in compliance with the legislation and standards in effect on the date that the initial building permit request is filed.

c)
all of the compensation and payment of all services and furnishings requested by the Developer to various lessors of the structure, as well as assuming liability for all of the claims that can be formulated by the latter.

d)	all of the fees and taxes pertaining to the completion of the structure (Excluding Sewer Connection Tax / Local Equipment Tax - TRE/TLE in French)

6.2.2.	Services excluded from the Price

The following items are not included in the abovementioned defined price and remain under any circumstance the Client’s responsibility:

a)	any service of which the completion and/or the support by SNC ADIC is explicitly excluded by the Construction program depicted in Annex 1,

b)	any service involving extension, which is mentioned on the building permit

c)
any modification of the services defined in the “Technical Expenses Section” in Annex 1 requested by the Client, generating a capital gain and/or an extension of the fulfillment deadline and/or more restrictive fulfillment constraints

d)
the potential impacts (services and/or extension of the fulfillment deadline and/or more restrictive fulfillment constraints) which would result, in particular, from a lack of the Client’s entitled right holders or the Client’s Occupants and Intervening parties during planning and/or phasing period,

e)
the potential impacts (services and/or extension of the fulfillment deadline and/or more restrictive fulfillment constraints) which would result from unforeseen factors arising during the fulfillment of the Real Estate Development Contract that the Developer could not have detected on the date of the present contract, understanding that only factors which could not be detected by a real estate development professional are impacted by the present paragraph d),

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

f)	the fees associated with the necessary publicity measures for demolition/construction authorizations,

g)
any modification of regulations not applicable on the signature date of the present contract, having a financial impact of > 10% of the value of the contract on phase 1 of construction as defined in annex 1

h)	The builders risk insurance premiums, building defects insurance, and Non-Developer Builder’s insurance on behalf of the Client

i)
The potential impacts (services and/or extension of fulfillment deadlines and/or more restrictive fulfillment constraints) which would result from constraints caused by an archaeological search held on the operation site, the taxes and fees of any nature for which the excavation work can be liable

j)	The extra builders risk insurance premiums concerning the companies intervening as per the Client’s request as part of the fulfillment of its own construction and of the installation of its process

6.3.	Price revision

The price determined in aforementioned article 6.1 was established according to the economic conditions present on the signing date of the present contract and shall be updated and/or revised in the terms set forth hereafter, contingent upon the variations of the “BT01 index” published monthly on the Official Bulletin of the Ministry of Infrastructure.

❑	Revision

The implementation of the revision would be considered a legitimate reason in the instances listed in article 8.1.

If an interval of more than 6 months is recorded between the signature of the Real Estate Development Contract and the beginning of work, then the revision shall take place, at the Developer’s request, at each payment due date, according to the following formula:
P = Po (BT01 / BT01o)
in which:

P	revised portion of the price of the due date under consideration
Po	portion of the initial price due on the due date of the payment under consideration
BT01o	value of the index known on the date of the that the Po price was established
BT01	value of the index known on the date of the invoice under consideration

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

Furthermore, in the event that the work is prolonged for more than three months for a cause not attributable to SNC ADIC, SNC ADIC shall apply this same applicable revision to the Price’s due dates.

The implementation of the aforementioned price revision in the agreed-upon cases above shall not constitute a waiver of SNC ADIC’s relinquishment to judicially seek compensation for its damages in the event that the extension of planning the work is attributable to the Client.

6.4.	Project or service modifications

In the event of project modifications or services decided on by the Client or additional services or work requested by the Client, not following errors, faults, or omissions on the Developer’s part, of any type or nature: the definitive cost of work shall be either modified (increase or decrease), or the Client shall request the Developer to insert its requests without modifying the definitive cost by offering it project adjustments which would be necessary in order to compensate these modifications.

In such a case, the following procedure shall be applied from a mutual agreement by the parties, no matter what the nature, the amount, and subject of these modifications:
- issue of a modification sheet created in the presence of both parties, recapitulating the impact in terms of cost, technical quality and deadline and including the payment deadlines of said modifications, document validated by the two parties in the each other’s presence;
- signature of this sheet by the parties in the presence of the two parties and concerning the Client by the signature of the present contract or its delegatee;
- acceptance of the impacts in terms of cost and deadline by one or the other of the parties as part of the development of the document written and signed by the parties;
- The modification sheets created in the presence of both parties shall be binding upon their signature. The validated modifications must be carried out in accordance with the terms shown on the sheet without waiting for the signature of the endorsement summary.
- the endorsements in the present contract shall confirm these modifications and their implications on the project and its cost per one hundred thousand Euros 30,000 € (excluding tax) approximately. These endorsements shall modify the payment terms shown in article 7. They shall be drafted and signed by the parties and they must recount all of the modifications shown on the sheets above. They must be guaranteed for all modifications not carried out on the signature date of the endorsement.

It must be noted that any modification of regulations after the present contract is signed that results in requiring studies or verifications to be partially or totally re-conducted, and/or the structure to be modified, shall be entitled to a payment of an additional price to SNC ADIC to define from a mutual agreement in the presence of both parties by analogy with the base price agreed upon in the present contract.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

ARTICLE 7 - PAYMENT TERMS

The price shall be paid in the following manner:

on the Real Estate Development Contract signature date:	5%
on the date that the building permit is obtained and not subject to appeal by third parties	5%
on the date that foundation work is started	15%
once work on the structure-frame begins (metal and/or concrete)	30%
once technical construction begins	35%
upon delivery	10%

A call for capital shall be established and delivered by the Developer to the Client on the due dates defined above at the earliest, subject to the Developer’s performance of work constituting the event causing said call for capital.

It must be paid by the Client to the Developer within 30 days from receipt.

In the event of late payment, the Client shall, in full rights and without prior notice being necessary, owe moratory interest at the legal interest rate.

ARTICLE 8 - DELIVERY DEADLINE

8.1.	Deadline for completion

Receipt of the Structure as defined hereafter in article 12 shall take place once the work is completed, and at the latest on April 30, 2012 with starting the grading work on October 1st, 2011.

The delivery of the Structure as defined hereafter in article 12 will take place when the work is completed, and at the latest on May 30, 2012 with starting the grading work on October 1st, 2011, availability of production areas on the ground floor on 5/15/2012 and receipt on April 30, 2012.

This deadline shall be prolonged in the event of an incident caused by force majeure, or a legitimate reason for suspension of the delivery deadline.

For the application of this clause, the following would be considered as a legitimate reason for deadline suspension, in particular:

-
bad weather, according to the Bad Weather Chart included in Annex 3 and coming from the Blagnac station’s Central France Departmental Bulletin that justifies the postponement of the deadline for completion mentioned by said annex;

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

-	general strike applying to construction industries excluding those that only involve the companies working on the construction site;

-	administrative or legal injunctions to suspend or stop work, unless they are founded on errors or negligence attributable to SNC ADIC or one of the companies intervening on its behalf.

-	troubles resulting from natural disasters, hostilities, turmoil, fires, floods or construction site accidents;

-
the potential performance of a diagnosis or archaeological excavations stipulated by the Prefect, leading to a postponement of the construction start date or a suspension of the construction site for less than six (6) months. If the postponement of the construction start date or the suspension of the construction site exceeds six months, the Parties shall come together to consider the terms of continuing or amicably terminating the present Real Estate Development Contract.

If an instance of force majeure or a legitimate reason for suspending the delivery deadline less than six (6) months, the date forecasted for the completion of work shall be postponed for a an equal amount of time for which the considered event would have created an obstacle for the continuation of work. In the event that an incident caused by force majeure or a legitimate reason for more than six (6) months, the Parties shall come together to consider the terms of continuing or amicably terminating the present Real Estate Development Contract.

In the event of a delay in delivery for a reason other than those mentioned above, SNC ADIC shall owe the Client a penalty of THREE THOUSAND (3,000€) EUROS per calendar day of being late without the total of indemnities exceeding a total amount equal to 5% of the structure’s price.

This indemnity shall impute proportionally on the part of the price payable upon delivery, and shall be paid by SNC ADIC in the hands of the Client for the portion that would exceed the balance of the price remaining due, within thirty days.

The Client shall not be able to suspend the fulfillment of the present contract once the opening of the construction site has taken place (Construction Site Opening Regulatory Declaration, DROC in French) without SNC ADIC’s written agreement.

8.2.	organization of work and process

In order to carry out the organization of work, and in particular, the installation of material and construction machinery pertaining to the Client’s “process” and to continue running the Site, the latter and the Occupants and Intervening parties of the Client can request that certain parts of the building be made available prior to delivery in accordance with the planning and phasing section included in Annex 2.

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Contract for the Construction of a New Building

Concerning the implementation of arrangements and potential further work that must be carried out by the Intervening parties designated by the Client, the latter shall provide SNC ADIC:
-	the name of the intervening companies,
-	the nature of work,
-	the phasing and coordination planned
-	their valid insurance, professional liability, and decennial certificates

These companies shall intervene under the Client’s sole responsibility and must be covered by the required insurance before starting any work. Their intervention shall be subject to providing SNC ADIC current insurance, professional liability, and decennial certificates.

Contingent upon the nature of the interventions carried out, these companies can be inserted into the ALL CONSTRUCTION SITE RISKS insurance policy, the insurance premium being the Client’s responsibility. To this end, the Client must communicate to SNC ADIC the cost of the structures, the coordinates, the companies, and any additional information that the insurer will request to be produced.

The companies, and more generally, the Client’s Occupants must imperatively respect the Developer’s guidelines on the Site.

Before all or part of each of the buildings is made available to the Client’s Occupants and Intervening parties, an inspection report carried out in the presence of both parties shall be established between SNC ADIC and the Client in accordance with article 12 below.

ARTICLE 9 - RESPONSIBILITIES AND GAURANTEES

9.1	General Points

SNC ADIC shall assume the risks, guarantees, and liabilities resulting from articles 1831-1 to 1831-5 of the French Civil Code (Code Civil).

As Developer, SNC ADIC guarantees the fulfillment of the obligations for which the people it shall deal with on behalf of the Client are made responsible, and in particular is bound to the obligations resulting from articles 1792, 1792-1, 1792-2 and 1792-3 of the French Civil Code (code civil).

SNC ADIC  is also bound to the obligations as a lessor of the structure, as per the assignment of project management personally carried out in the operation.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

9.2.	Structure completion guarantee

SNC ADIC commits to provide to the Client a surety bond issued by a mutual bond company without the benefit of discussion or division, guaranteeing in the event of the Developer’s failure:
-       the payment of sums necessary for the completion of the Structure and
-       the Developer’s commitment not to surpass the agreed upon all-inclusive Price.

SNC ADIC commits to provide the surety bond certificate to the Client within 30 days from the signature date of the Real Estate Development Contract.

9.3.	Total completion guarantee

In accordance with article 1792-6 of the French Civil Code (Code Civil), the companies holding construction contracts are bound, for a period of one year starting from receipt, to repair all of the compliance disorders and defects reported either through reservations mentioned in the acceptance certificate or by way of written notification for those revealed after receipt.

The disorders and defects shall be informed by the Client to SNC ADIC only, except during the thirty last days of the aforementioned one year deadline during which they shall consecutively notify SNC ADIC and the concerned intervening party, insofar as the latter is known to the Client.

The Client currently gives authorization to SNC ADIC to implement this guarantee with the concerned intervening parties for all of the disorders and defects that it has been informed of by the Client and explain them within 15 days to the Client.

In the absence of the implementation of this guarantee, the Client can make this effective directly with the intervening parties, without prejudice to SNC ADIC’s guarantee.

9.4.	Limits of liability

SNC ADIC cannot be held liable for errors committed to the operation subject to the present contract by the intervening parties assigned directly by the Client or by its Occupants and Intervening parties or right holders. In the event of involvement of its liability, the client must hold it harmless from potential condemnations.

GALLEGO shall respect specific data provided by the Client in the fulfillment of its assignment.
GALLEGO’s liability shall not be sought out for damages resulting from insufficiency or errors coming from information provided by the Client.
SNC ADIC shall not be responsible for damages resulting from inaccurate technical interference by the Client in the construction operation conferred to it either.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

It is explicitly agreed that the responsibility incurred by SNC ADIC for consequential damages undergone by the Client or claimed to the latter (such as loss of production, shortfall, etc...the present list not being restrictive) has a ceiling in the amount of 610,000 Euros per accident and per year.

The Client shall refrain, as a consequence, from any recourse against SNC ADIC beyond this amount and shall guarantee SNC ADIC from consequences of recourse which would be formed by one of the right holders (lessor, insurer, buyer), in this capacity.

ARTICLE 10 - INSURANCE

10.1.	Insurance on the structure

a)“All Construction Site Risks” Insurance Policy

SNC ADIC shall take out “All Construction Site Risks” insurance at the Client’s expense, once the Construction Site Opening Regulatory Declaration (DROC in French) has been filed, at the latest, guaranteeing on its behalf that for the Client and for all of the contractors and other construction participants:

-
the losses or damages attained from said construction work and materials while they are located on the construction site, until receipt of the construction, and for a period of one year after the latter as part of the maintenance visit guarantee, the damages coming exclusively from the accomplishment of solely contractual obligations falling to the insured in accordance with the contract: inspection visits, maintenance, or repairs.

-	the damages resulting from design and implementation defects before receipt.

If necessary, the presence of material/construction already existing on the site and neighboring material/construction must be considered.

The insurer shall retain its rights to recourse against the intervening parties on the construction site and their liability insurers.

The Client’s professional liability against pecuniary consequences that it can incur due to personal injury, property damage and consequential damages that are sequential, caused to third parties due to the performance of construction work shall be insured as part of this policy.

This policy shall in no way meet the insurance obligations resulting from Law 78-12 of 01/04/1978. The Intervening parties must for this purpose sign the revised contracts at their own risk in accordance with the provisions hereafter.

The Developer shall provide the Client a copy of the “All Construction Site Risks” insurance certificate.

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Contract for the Construction of a New Building

b)	“Building Defects” insurance policy

SNC ADIC shall take out a Building Defects insurance policy as well as a Non-Developer Builder’s insurance policy (CNR in French) on behalf of the Client and at the Client’s expense.

The Client shall, as needed, provide to SNC ADIC all documents that will be necessary for it to allow it to make any required declarations to the insurer both once the contract is signed and throughout the contract.

10.2.	Insurance on the Intervening parties

a)The Developer

In accordance with the clauses of articles L 241-1 and L 241-2 of the French Insurance Code (Code des Assurances), The Developer commits to take out mandatory liability insurance covering both its assignment as project manager and its assignment as authorized real estate developer within a mandatory deadline of 45 days starting from the signature date of the present contract.

The Developer is also insured with the SMABTP Group, as part of its professional liability.

The corresponding certificates shall be provided to the Client within the aforementioned deadline.

b) Service providers, contractors and sub-contractors

SNC ADIC shall assure that, before any construction work is started, the intervening parties (contractors or subcontractors) will be holders of a professional liability insurance policy that covers pecuniary consequences of the liabilities falling to them under damages of any kind, personal injury, property damage, and consequential damages caused to goods and people by accident:

-	due to their activity on the construction site,

-	with expansion to fire, water damage, explosion and theft risks,

-
due to the construction work that is conferred to them and could reach material/construction already existing on the site and neighboring material/construction resulting from an event and engaging their liability before receipt.

SNC ADIC shall make sure that all of the intervening parties that are liable for it abide by the liability insurance obligation defined in article L 241-1 of the French Insurance Code (Code des Assurances).

SNC ADIC shall present to the Client, upon receipt of the construction work, a complete file including the acceptance certificate, the insurance certificates taken out in accordance with article L 241-1 of the French Insurance Code (Code des Assurances), and the professional qualifications corresponding to the contract.

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MEAS – SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES Real Estate Development
Contract for the Construction of a New Building

ARTICLE 11 – SUSPENSIVE CONDITIONS

11.1.	Building Permit / Planning permission

The present contract is subject to obtaining a building permit not subject to any appeal and right to withdraw allowing for the construction of the Structure (the “Building Permit” no later than December 23, 2011).

The Developer commits to filing the building permit request no later than May 20, 2011.

11.2.	Land

The present contract is subject to the full ownership of the lots registered under land registry No. AX53p-AX70p-AX73p-AX76p and dependent upon the Saint-Martin du Touch Mixed Development Zone (ZAC in French) for the completion of the Structure.

The Client commits to make the aforementioned registered lots available to the Developer the day after the signature date of the bill of sale between OPPIDEA and MEAS at midnight.

11.3.	Surety Bond for the client

The present contract is subject to the implementation of a surety bond by SNC ADIC for the Client, as defined in article 9.1.

SNC ADIC commits to provide the surety bond certificate to the Client within 30 days from the signature date of the Real Estate Development Contract.

11.4.	Consequence of non-completion of the suspensive conditions

In the event that one of the aforementioned suspensive conditions listed in articles 11.1 to 11.3 is not fulfilled at the latest by the deadline applicable to it, the present contract shall be considered null and void without indemnity by either party upon first notice request from a Party delivered to the other Party by registered mail with signature confirmation with fifteen days advance notice.

ARTICLE 12 - DELIVERY

12.1	Completion of the structure

The Parties agree that by derogating from common law subject to the present contract, the Structure, since it is composed of several independent zones, can be received and delivered by zone. The zones shall be defined in the annex devoted to the phasing of the construction work. The delivery shall lead to transfer of custody between the parties of the structure concerned.

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Contract for the Construction of a New Building

The Developer shall therefore invite the Client to accept receipt of these buildings as they are completed understanding that the ”Delivery of the Structure” shall be considered completed once all of the buildings and the private roads and utilities are delivered. This Delivery must take place at the latest by the deadline defined above in article 8.1.

The Structure shall be considered as completed once it is in compliance with the order of the Building Permit as defined in article 11 above and its possible amendments to the contractual documents listed in the present contract and in particular, the CCT. For the evaluation of this completion, the compliance defects not substantial in nature or faults not rendering the Structure or the elements making it up unfit for its purpose shall not be taken into consideration with the previsions of the Contract.

As a result, the Structure shall be expected to have been received when all of the acceptance certificates of each building zone and the private roads and utilities signed between the Client and the Developer or by the Developer only, in the terms and conditions of article 12.2 below, shall allow the Structure to be recorded as complete in the aforementioned meaning.

The different building zones making up the Structure shall possibly be made available to the Client before their delivery in the sense below (the “Availabilities”).

12.2	EARLY Availability

The Structure being composed of several independent zones, the Developer can invite the Client to take possession of certain pre-defined zones in advance as they are completed in order to allow the Client to carry out its interior arrangement work and its installation process understanding that the ”Delivery of the Structure” shall be considered completed once all of the buildings and the private roads and utilities are delivered. This Delivery must take place at the latest by the deadline defined above in article 8.1.

These availabilities shall take place within the context of planning included in Annex 2.

In this supposition, an inspection report carried out in the presence of both parties shall be established between the Client and the Developer before each part or all of the buildings are made available. To this end, the Developer shall summon the Client no later than 5 business days before all or part of the zones are made available. Should the Client fail to comply with the summons, its Occupants or Intervening parties shall not have the right to take possession of the portions of the buildings concerned.

The various Inspection Reports shall set out to prevent any protest regarding the origin of possible reservations as part of the delivery of the Structure.

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Contract for the Construction of a New Building

12.3	Prior visit and Delivery of the Structure

12.3.1	Prior Visit

Once the Structure is considered completed by the Developer, it shall invite the Client, by registered mail with signature confirmation, to conduct a prior visit of the Structure with a minimum of five (5) days notice, at the days and times set by it.

The goal of the prior visit is to write out the list of defects and reservations recorded by the Client in the Developer’s presence so that the latter can remove all or part of them before the Delivery.

12.3.2	Delivery of the Structure

The delivery of the Structure to the Client can be carried out with or without reservations and shall be recorded by a report carried out in the presence of both parties. The signature of such report shall equal acceptance of the delivery and transfer of the risks associated with the portion of the Structure concerned.

The Developer shall invite the Client, by registered mail with signature confirmation, to proceed to the delivery of the Structure with a minimum of five (5) days notice, at the days and times set by it.

By no means shall accepting the Delivery of the Structure constitute a waiver of the Client to claim nonconformities and/or defects and to require compliance and/or compensation for the damage suffered.

Any refusal of receipt of the part of the Structure concerned must be duly justifiable by the Client and can only be given in the event where the damages caused by GALLEGO compromise the soundness of the structure or render it unfit for its purpose.

More particularly, once the Client has started to use and/or operate the portion of the Structure concerned, GALLEGO shall unconditionally consider the part of the Structure concerned as receipt accepted.

More generally, GALLEGO can in no way be held responsible due to the Client’s Occupants and Intervening Parties being the cause of a delay, damage or any other reason impacting the Delivery.

The possible reservations which could be recorded in the Delivery acceptance certificate must be removed by SNC ADIC within a maximum of three months following the delivery date. Once all of the reservations have been removed by the Client and the Developer, the latter shall sign a delivery acceptance certificate without reservation.

SNC ADIC shall present to the Client:

-
within one month starting from the Delivery of the Structure, the acknowledgement of receipt of the lots, the technical operating instructions, and proposals for maintenance and upkeep contracts of the concerned companies,

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Contract for the Construction of a New Building

-	within three months from Delivery, the record of reservation removal from the companies, as well as the record of finished work.

12.3.3	Penalty for failure to comply with summons

Should the Client fail to comply with the summons of the present article, the Delivery acceptance certificate(s) shall then be signed by the Developer in the name of and on behalf of the Client, also equaling the acceptance certificate of the portion of the Structure concerned at the Client’s own risk, with all of the lawful consequences resulting from it, and the Developer shall give the Client a notice of said certificate for its information.

ARTICLE 13 - DOCUMENTS TO SUBMIT BY THE DEVELOPER

Three copies of the following documents must be submitted by the Developer to the Client within fifteen (15) days from their development or from their receipt by the Developer and upon Delivery at the latest:

-	the complete file pertaining to the administrative authorizations (in particular demolition and building permits), including the bailiff contracts,

-	a statement of Net Floor Area and Useable Area by a building surveyor,

-	the acceptance certificate of the receipt of construction,

-	the post-construction work file, including the documents pertaining to operation, to the guarantee, and the maintenance of the pieces of equipment,

-	the certificate of insurance premium payment signed by the Developer,

-	the list of intervening parties with their contact information and their proof of insurance,

-	the keys and badges permitting access to the different parts of the Building duly identified, and relevant location map,

-	the technical verification reports for the equipment, roof, structures, security, centralized technical management, security of the operators, etc.,

Three copies of the following documents must be submitted by the Developer to the Client within fifteen (15) days of their development or from their receipt by the Developer and upon the Removal of Reservations at the latest:

-	the formal record of removal of reservations (including the lists of reservations),

-	the certificates endorsed by the Consuel for the electrical installations,

-	the original insurance policies listed in Article 11 above, accompanied by a certificate of payment of the final premium,

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Contract for the Construction of a New Building

-	the final report from the technical inspection bureau and from the security coordinator,

-	the record of finished work including the as-built file including, in particular, the project specifications plans (including piping, networks, security, etc.) in paper and electronic version.

ARTICLE 14 – TERMINATION

The present Contract shall be resolved in full rights if the Client so desires, without carrying out any legal formalities, one month after an unsuccessful formal notice sent by registered mail with signature confirmation in the event of the Developer’s unfulfillment of any one of its obligations.

In this supposition, only the calls for capital already issued by the Developer and accepted by the Client shall be due to the Developer and the latter shall not have right to any indemnification.

The execution of this termination clause shall not constitute a waiver of the Client’s rights to obtain compensation for any damages and losses that caused this termination.

The present contract shall be resolved in full rights if the Developer so desires, without carrying out any legal formalities, one month after an unsuccessful formal notice sent by extrajudicial formality in the event that payment by the Client of the Price’s due date is more than fifteen (15) business days late.

The execution of this termination clause shall not constitute a waiver of the Developer’s rights of payment for services rendered under the Construction Program and compensation for all damages and losses that caused this termination.

ARTICLE 15 – ASSIGNMENT OF JURISDICTION

Disputes that could arise between the Client and SNC ADIC and that could not have been resolved amicably shall be settled legally by bringing the first instance dispute before the Commercial Court of Toulouse.

ARTICLE 16 - REGISTRATION IN THE LAND REGISTRY

In accordance with the law, the present contract can be mentioned in the land register by the most diligent party.

ARTICLE 17 – FORMAT OF THE DEED - Without Purpose

The parties commit to register the present contract with the records of the __________ Notary office within ______ days from the present contract.

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Contract for the Construction of a New Building

ARTICLE 18 - ELECTION OF DOMICILE

The parties elect domicile in their headquarters indicated in the letterhead of the present contract.

ARTICLE 19 - ANNEXES

The parties annex to the present contract after having listed them, the following documents:

1	Construction Program
2	Schedule of construction work
3	Technical descriptive instructions
4	The blueprint files dated 09-23-2011
5	Bad weather chart
6	The building permit file
7	The unit prices by light work structures
8	Oppidea’s CCCT

Signed in On In	original copies

FOR THE CLIENT	FOR THE DEVELOPER

Mr. in an official capacity	Mr. ANTOINE NUNES, in an official capacity as President of SNC ADOUR DEVELOPPEMENT INDUSTRIES ET COMMERCES

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